EXHIBIT (11)

             	STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                 	NALCO CHEMICAL COMPANY AND SUBSIDIARIES


                              Three Months Ended	     Six Months Ended
(Amounts in thousands,	            June 30	               June 30
except per share data)	        1995 	     1994 	      1995 	     1994

Primary

  Average shares outstanding  67,518     68,595      67,695    68,744

  Net effect of dilutive
  stock options and shares
  contingently issuable
  - based on the treasury
  stock method using
  average market price           443       532          464      581

    TOTALS                    67,961    69,127       68,159    69,325

  Net earnings               $37,172   $33,128      $74,943   $66,933

  Preferred stock dividends,
  net of taxes               (2,804)   (2,756)       (5,620)   (5,520)

  Net earnings to common
  shareholders              $34,368   $30,372       $69,323    $61,413

  Per share amounts        $    .51   $   .44       $  1.02    $   .89



                                EXHIBIT (11)

                 STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

                     NALCO CHEMICAL COMPANY AND SUBSIDIARIES


                            Three Months Ended      Six Months Ended
(Amounts in thousands,            June 30                June 30
except per share data)          1995     1994         1995       1994



Fully diluted

  Average shares outstanding 	  67,518   68,59	       67,69	   68,744

  Average dilutive effect of
  assumed conversion of ESOP
  Convertible Preferred shares  	8,049   	8,136      	8,062	    8,144

  Additional shares assuming
  exercise of dilutive stock
  options and shares contingently
  issuable-based on the treasury
  stock method using the
  quarter-end market price,
  if higher than average
  market price	                    463	    532	          485	     581

  TOTALS	                       76,030	 77,263        76,242	  77,469


  Net earnings	                $37,172	$33,128      	$74,943  	$66,933

  Additional ESOP contribution
  resulting from assumed
  conversion, net of taxes	    (1,152)  (1,212)       	(2,358)  	(2,503)

  Tax adjustment on assumed
  common dividends	              (196)   (169)	          (401)	   (348)

  Net earnings to
  common shareholders        	$35,824	 $31,747	       $72,184	  $64,082


  Per share amounts	          $   .47	 $   .41       	$   .95	  $   .83
